Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-164624) pertaining to the Cobalt International Energy Inc. Non-Employee Directors Compensation Plan and Cobalt International Energy, Inc, Non-Employee Directors Deferral Plan and Form S-8 (333-163883) pertaining to the Cobalt International Energy Inc. Long Term Incentive Plan and Cobalt International Energy, L.P. Deferred Compensation Plan, respectively, of our report dated March 30, 2010, with respect to the consolidated financial statements of Cobalt International Energy, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Houston, Texas
March 30, 2010